Certificate of Qualified Person

I, George H Wahl P.Geo. residing at 67 Menno St., Waterloo, Ontario do hereby certify that:

1.

I am an Associate Principal Resource Geologist with the firm of SRK Consulting (Canada) Inc. with an office at Suite 1000, 25 Adelaide Street East, Toronto, Ontario, Canada.

2.

This certificate applies to the report entitled, Pampa de Pongo Iron Project, Preliminary Economic Assessment Technical Report, Caraveli Province, Peru with an effective date of September 30th, 2008.

3.

The Technical Report was filed on SEDAR on October 29, 2008 under Project Number 01335539, and I confirm that there has been no change in the information contained in the Technical Report.

4.

I am a Professional Geoscientist registered with the Association of Professional Geoscientists of Ontario (APGO), the Association of Professional Engineers, Geologists and Geophysicists of NWT and Nunavut (NAPEGG) and a member of the Australian Institute of Mining and Metallurgy (AusIMM). I have practiced geoscience since graduating from the University of Western Ontario in 1985 with a BSc in Geology. I have more than 10 years of experience in resource estimation and am a qualified person for the purposes of this instrument.

5.

I inspected the Pampa de Pongo property and reviewed drill core between the 17th and 20th of March, 2008.

6.

I was responsible for the verification of the drillhole database, sampling method and assaying, QAQC, metallurgical sample selection and review of the resource estimation sections of this report.

7.

I am independent of the issuer as defined by Section 1.4 of National Instrument 43-101.

8.

I have had no prior involvement with the property that is subject to this technical report.

9.

I have read the National Instrument and the Technical Report has been prepared in compliance with this Instrument.

10.

As of the date of this certificate and to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

11.

I consent to the filing of the Technical Report with the securities regulatory authorities

Waterloo, Canada

January 28, 2009

George H Wahl PGeo